Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

April 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Investcorp AI Acquisition Corp. under Item 4.01 of its Form 8-K dated April 24, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Investcorp AI Acquisition Corp. contained therein.

Very truly yours,

Marcum LLP

Marcum LLP / 53 State Street / 17th Floor / Boston, MA 02109 / Phone 617.807.5000 / marcumllp.com